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                                                                  EXHIBIT 99(A)

                    Union Planters Corporation Press Release
             dated July 16, 1998, announcing operating results for
                  the three and six months ended June 30, 1998


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                       [LOGO] UNION PLANTERS CORPORATION
                                 NEWS RELEASE


JULY 16, 1998


                UNION PLANTERS CORPORATION REPORTS RECORD SECOND

           QUARTER EARNINGS OF $78.3 MILLION OR $.90 PER COMMON SHARE


      Memphis, Tennessee -- Union Planters Corporation reported today record second quarter 1998 net earnings of $78.3 million compared to $68.3 million for the same period in 1997. Diluted earnings per common share for the second quarter were $.90 compared to $.80 per share for the same period a year ago, a 12.5% increase. The second quarter earnings represent a return on average assets of 1.70% and a return on average common equity of 17.57%.

      Net earnings for the first half of 1998 were $152.9 million, or $1.76 per diluted common share. This compares to $134.7 million, or $1.59 per diluted common share for the same period in 1997. Return on average assets and average common equity were 1.69% and 17.54%, respectively, for the first half of 1998 compared to 1.51% and 16.98%, respectively, for the same period in 1997.

      Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased with our performance in the second quarter and for the first half of the year. Results are in line with our plan and we are continuing to focus on the fundamentals: revenue growth, credit quality, and control of operating expenses."

      Net interest income for the quarter was $195.7 million compared to $194.6 million in 1997. Average earning assets increased $334 million in the second quarter of 1998 compared to the same period last year and the net interest margin was 4.76%, down from 4.82% in 1997. Average loans, excluding FHA/VA government-insured/guaranteed loans, for the quarter were $11.9 billion, an increase of 6.6%.

      The provision for losses on loans for the quarter was $21.7 million compared to $22.0 million for the second quarter of 1997 and $17.9 million for the first quarter of 1998. Net charge-offs for the quarter were $19.7 million



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compared to $18.0 million for the second quarter in 1997 and $22.9 million for the first quarter of 1998. The consumer portfolio, primarily credit cards, accounted for over one-half of the net charge-offs for the first half of 1998.

      At March 31, 1998, the allowance for losses on loans was $228.5 million, or 1.96% of loans and 237% of nonperforming loans. Nonperforming assets at quarter end were $116.0 million, or .99% of loans and foreclosed properties. This compares to $128.6 million, or 1.15% of loans and foreclosed properties at June 30, 1997.

      Noninterest income increased $27.1 million for the second quarter to $111.0 million compared to $83.9 million a year ago. The increase includes a gain from the securitization of FHA/VA loans of $19.6 million and a gain on sale of branches of $1.8 million. Other categories showing increases included bank card income, brokerage fees, factoring commissions and mortgage banking revenues.

      Noninterest expenses for the quarter were $162.3 million, an increase of 6% from $152.9 million for the second quarter of 1997. The increase relates primarily to several small acquisitions in late 1997 and early 1998, which increased noninterest expense approximately $4.5 million, and an increase in the provision for losses on FHA/VA foreclosure claims of $1.7 million.

      Union Planters Corporation ended the quarter with total assets of $18.6 billion, total loans of $12.5 billion, and total deposits of $13.5 billion. Shareholders' equity at June 30, 1998 was $1.9 billion and the shareholders' equity to total assets and leverage ratios were 10.01% and 10.79%, respectively.

      The second quarter results include the April 1, 1998 acquisition of Security Bancshares, Inc. with banking operations in West Helena and Des Arc, Arkansas. On July 1, 1998, the Corporation completed the acquisition of Magna Group, Inc., a bank holding company headquartered in St. Louis, Missouri with approximately $7.7 billion in total assets and Peoples First Corporation, a $1.5 billion bank holding company headquartered in Paducah, Kentucky. These acquisitions increased the Corporation's presence in Missouri and Kentucky



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and expanded Union Planters into Illinois and Iowa. Two other acquisitions,
CB&T, Inc. in McMinnville, Tennessee, and Capital Savings Bancorp in Jefferson City, Missouri, were completed July 7, 1998 and July 8, 1998, respectively, adding total assets of approximately $500 million. The Corporation has ten other pending acquisitions that are expected to be completed in the last half of 1998. These pending transactions and the acquisitions completed subsequent to June 30, 1998 are expected to increase the Corporation's total assets to approximately $32 billion by year end 1998.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 919 ATM locations and 711 banking offices in Tennessee, Mississippi, Florida, Missouri, Arkansas, Louisiana, Alabama, Kentucky, Illinois, and Iowa (including the recently completed acquisitions). Union Planters is one of the 30 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.



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FOR ADDITIONAL INFORMATION:

      FINANCIAL CONTACT
      JACK W. PARKER
      EXECUTIVE VICE PRESIDENT AND
      CHIEF FINANCIAL OFFICER
      (901) 580-6781

      MEDIA CONTACT
      BILL ANDREWS
      SENIOR VICE PRESIDENT
      (901) 580-2892


                    [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                                      JUNE 30,                                   JUNE 30,
                                                                  1998              1997               1998                1997
    -----------------------------------------------------------------------------------------------------------------------------
    INCOME STATEMENT AMOUNTS
       Net interest income
         Actual                                         $        195,674   $       194,589    $       386,381    $        385,179
         Taxable-equivalent basis                                199,835           198,592            394,737             393,376
       Provision for losses on loans                              21,661            22,034             39,570              44,038
       Noninterest income
         Investment securities gains (losses)                         38              (107)             5,253                  66
         Other                                                   110,980            83,993            201,483             166,804
       Noninterest expense                                       162,318           152,932            315,942             301,578
       Earnings before income taxes                              122,713           103,509            237,605             206,433
       Applicable income taxes                                    44,387            35,251             84,707              71,730
       NET EARNINGS                                               78,326            68,258            152,898             134,703

       NET EARNINGS APPLICABLE TO COMMON SHARES                   77,859            67,045            151,796             131,994

    -----------------------------------------------------------------------------------------------------------------------------
    PER COMMON SHARE DATA
       Net earnings
                 - basic                                $            .92   $           .84    $          1.81    $           1.66
                 - diluted                                           .90               .80               1.76                1.59
       Cash dividends                                                .50              .375               1.00                .695
       Book value                                                                                       21.61               20.65

    -----------------------------------------------------------------------------------------------------------------------------
    BALANCES AT END OF PERIOD
       Loans, excluding FHA/VA government-insured/guaranteed loans                             $    11,679,338   $     11,112,388
       Allowance for losses on loans                                                                   228,505            196,975
       Nonperforming assets
          Nonaccrual loans                                                                              94,479             87,697
          Restructured loans                                                                             1,754             10,713
          Foreclosed properties                                                                         19,815             30,235
       Loans 90 days past due                                                                           23,948             21,742
       FHA/VA government-insured/guaranteed loans                                                      811,705          1,508,449
          Nonaccrual                                                                                    10,830                 --
          90 days past due                                                                             414,276            511,839
       Available for sale investment securities
           Amortized cost                                                                            3,935,105          3,232,773
           Fair value                                                                                3,985,081          3,273,278
           Unrealized gain, net of taxes                                                                30,524             24,694
       Total assets                                                                                 18,636,988         18,035,407
       Total deposits                                                                               13,462,842         13,369,862
       Total shareholders' equity                                                                    1,866,159          1,722,655
       Total common equity                                                                           1,838,427          1,659,324
       Tier 1 capital                                                                                1,981,760          1,857,665

    -----------------------------------------------------------------------------------------------------------------------------

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                          UNION PLANTERS CORPORATION
                       FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                       JUNE 30,                             JUNE 30,
                                                                  1998             1997             1998               1997
    ---------------------------------------------------------------------------------------------------------------------------
    AVERAGE BALANCES
       Loans, excluding FHA/VA government-
          insured/guaranteed loans                           $  11,903,571    $  11,162,085    $   11,843,653   $    11,119,354
       FHA/VA government-insured/
          guaranteed loans                                       1,020,237        1,560,878         1,146,498         1,571,886
       Investment securities                                     3,578,627        3,372,936         3,288,658         3,363,603
       Earning assets                                           16,849,245       16,515,334        16,652,177        16,490,992
       Total assets                                             18,445,681       18,026,259        18,226,953        18,028,939
       Total deposits                                           13,609,801       13,321,697        13,546,644        13,343,919
       Interest-bearing liabilities                             13,748,572       13,670,609        13,639,988        13,738,162
       Demand deposits                                           2,331,975        2,161,010         2,264,542         2,133,450
       Shareholders' equity                                      1,807,319        1,666,762         1,784,018         1,641,511
       Common equity                                             1,777,274        1,599,516         1,745,665         1,567,327

    ---------------------------------------------------------------------------------------------------------------------------
    OTHER SUPPLEMENTAL INFORMATION
       Return on average assets                                       1.70%            1.52%             1.69%             1.51%
       Return on average common equity                               17.57            16.81             17.54             16.98
       Allowance for losses on loans to loans (1)                                                        1.96              1.77
       Nonperforming loans to loans (1)                                                                   .82               .89
       Nonperforming assets to loans and
           foreclosed properties (1)                                                                      .99              1.15
       Net charge-offs of loans                              $      19,713    $      18,002    $       42,576   $        36,181
       Net charge-offs as a percentage of
          average loans (1)                                            .66%             .65%              .72%              .66%
       Common shares outstanding (end of
          period, in thousands)                                                                        85,073            80,361
       Weighted average shares outstanding
          (in thousands)
             Basic                                                  84,794           80,007            84,090            79,459
             Diluted                                                87,221           84,797            87,098            84,632
       Yield on earning assets (taxable-equivalent
          basis)                                                      8.63%            8.75%             8.67%             8.75%
       Rate on interest-bearing liabilities                           4.75             4.74              4.75              4.73
       Interest rate spread (taxable-equivalent
           basis)                                                     3.88             4.01              3.92              4.02
       Net interest income as a percentage of
          average earning assets (taxable-equivalent
          basis)                                                      4.76             4.82              4.78              4.81
       Expense ratio                                                  1.54             1.47              1.45              1.45
       Efficiency ratio                                              55.44            52.94             54.12             52.79
       Shareholders' equity to total assets                                                             10.01              9.55
       Leverage ratio                                                                                   10.79             10.33


(1) Excludes FHA/VA government-insured/guaranteed loans